Exhibit 99.1

Nanophase Technologies Announces First Quarter 2005 Revenue

Achieves 25% Year-Over-Year Quarterly Revenue Growth

ROMEOVILLE, Ill., April 4, 2005 /PRNewswire-FirstCall/—Nanophase Technologies Corporation (Nasdaq: NANX—News), a technology leader in nanomaterials and nanoengineered products, announced that first quarter 2005 revenue was approximately $1.6 million (unaudited), which represents a sequential quarterly increase of about 60% compared to the fourth quarter of 2004, and a revenue increase of approximately 25% compared to the first quarter of 2004. The Company plans to schedule its earnings release and conference call during late April and will announce dates as soon as the schedule is firm.

“We are pleased with the revenue start to the year and remain optimistic about revenue growth during 2005,” stated Joseph Cross, Nanophase’s president & CEO. “This quarter was the highest product revenue in the Company’s history and is an encouraging start for 2005.”

Nanophase Technologies (NANX), http://www.nanophase.com , provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 24 United States patents and patent applications and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website. Other information on our website is not incorporated by reference into, and not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form 10-K filed March 15, 2005, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies